EXHIBIT 4.3

Worthy Community Bonds II, Inc. Auto-Invest Program

As a holder of Worthy Community II Bonds, you can elect to participate in our auto-invest program (the “Auto-Invest Program”) in which you may:

●	automatically place orders for additional Worthy Community II Bonds that match the amount and parameters you designate; and/or
●	automatically have the spare change from your everyday purchases rounded up to the next whole dollar and invested in Worthy Community II Bonds.

If you wish to participate in the Auto-Invest Program, please complete the Auto-Invest Program Authorization (on page 2). By completing the Auto-Invest Program Authorization you are affirmatively agreeing to and reconfirming the terms and conditions of the Worthy Community II Bond Investor Agreement, including the form of Worthy Community II Bond which is an exhibit to the Worthy Community II Bond Investor Agreement.

You may affirmatively elect to participate in or cancel your participation in the Auto-Invest Program by selecting “active” or “pause” on the Worthy Auto-Invest Program Authorization. If you do not complete a form you will be deemed to have selected “pause.” Currently, the Auto-Invest Program allows for recurring new investments on a daily, weekly or monthly basis. Funds will be drawn from the bank account designated by you on the Worthy Site or the Worthy App. You may also elect our round up the spare change program to auto invest the change from your daily purchases.

Upon affirmatively electing to participate in the Auto-Invest Program, the investor will be asked to agree to the terms and conditions of the Worthy Community II Bond Investor Agreement. Prior to each “auto investment,” the investor will be asked to reconfirm the terms and conditions of the Worthy Community II Bond Investor Agreement which they originally agreed to, such as that the investor continues to be either an accredited investor or in compliance with the 10% of net worth or annual income limitation on investment in this offering. If no reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” the “auto-investment” shall not be executed. If a reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” we will send a confirmatory email to the investor denoting the amount invested upon such “auto-investment.”

You can adjust the Auto-Invest Program at any time by completing an updated Auto-Invest Program Authorization and delivering it to support@worthy.us. Each purchase of a Worthy Community II Bond in the Auto-Invest Program is a considered a new investment and will be subject to the terms and conditions of the Worthy Community II Bond Investor Agreement. If you are no longer able to make the representations and warranties in the Worthy Community II Bond Investor Agreement, you are not eligible to participate in the Auto-Invest Program. All terms not otherwise defined herein shall have the same meaning as in the Worthy Community II Bond Investor Agreement.

Once Worthy has qualified with the Securities and Exchange Commission (“SEC”) for a Regulation A offering of Worthy Community II Bonds, the only offering to sell securities is found in the Company’s Form 1-A and amendments and supplements thereto, including the offering circular which forms a part thereof (collectively, the “Offering Statement”), which can be obtained from the SEC’s website: WWW.SEC.GOV.

No decision to invest in Worthy Community II Bonds should be made without reading the Offering Statement. Neither the SEC nor any state securities regulator has passed upon or endorsed the merits of any investment decision in Worthy. We do not give investment, legal, or tax advice. You are urged to consult your investment, legal, and tax professional before making any investment decision.

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Worthy Community II Bonds Auto-Invest Program Authorization

Auto-Invest Program (Select One):	Active [ ]	Pause [ ]
	Adjust [ ]	Cancel [ ]
Investor(s) Name(s) (exactly as it appears in your Worthy account):	___________________________________________________

Daily Investment Amount:

You are electing to automatically purchase Worthy Community II Bonds on a daily basis in this amount and authorizing Worthy to automatically deduct this amount from the bank account designated in your Worthy account beginning the first business day after this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

$________________

Weekly Investment Amount:

You are electing to automatically purchase Worthy Community II Bonds on a weekly basis in this amount and authorizing Worthy to automatically deduct this amount from the bank account designated in your Worthy account beginning the first business day after this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

$_________________

Monthly Investment Amount:

You are electing to automatically purchase Worthy Community II Bonds on a monthly basis in this amount and authorizing Worthy to automatically deduct this amount from the bank account designated in your Worthy account on the first business day of each month beginning the month following this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

$_________________

Round-up Investment:

You are electing to automatically purchase Worthy Community II Bonds through your spare change round-ups and authorizing Worthy to automatically deduct the amount from the bank account designated in your Worthy account whenever the accumulated round-ups reach $10.00 beginning the first business day following this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

[ ] Check this box to elect this option

I (we) hereby represent and warrant that by executing this Worthy Community II Bond Auto-Invest Program Authorization, I (we) agree to be bound by and reconfirm the representations and warranties and the terms and conditions of the Auto-Invest Agreement and the Worthy Community II Bond Investor Agreement. This authority is to remain in full force and effect until Worthy has received notification from me of its termination in such time as to afford Worthy a reasonable opportunity to act on it.

Signature of Investor	Signature of Investor
Date: ____________________________	Date: __________________________

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